EXHIBIT 21

TRESTLE HOLDINGS, INC.
(Delaware)
LIST OF SUBSIDIARIES

Name	Status
Trestle Acquisition Corp	Active
Sunland Entertainment, Inc. f/k/a Harvey Comics, Inc.	Dissolving
Pepin/Merhi Entertainment Group, Inc.	Dissolving